Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement to Form S-1 of The Rubicon Project, Inc. of our report dated January 16, 2014 relating to the consolidated financial statements of The Rubicon Project Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

February 14, 2014